Exhibit 4.3

DESCRIPTION OF SECURITIES

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation and Bylaws, in each case as amended, which are filed as exhibits to our Annual Report on Form 10-K. The terms of our capital stock may also be affected by Florida law.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Class A Common Stock, par value $0.01 per share, 20,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 2, 2020, approximately 78,106,148 shares of our Class A Common Stock and 18,466,942 shares of our Class B Common Stock were issued and outstanding. We do not have any outstanding shares of preferred stock.

Voting Rights

Except as provided by Florida law or as specifically provided in our Amended and Restated Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group on matters presented to them for a shareholder vote. Each share of our Class A Common Stock is entitled to one vote and our Class A Common Stock represents in the aggregate 22% of the total voting power of our Class A Common Stock and Class B Common Stock. Each share of our Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 78% of the total voting power of our Class A Common Stock and Class B Common Stock. These fixed voting percentages will remain in effect until the total number of outstanding shares of our Class B Common Stock falls below 1,800,000 shares. If the total number of outstanding shares of our Class B Common Stock is less than 1,800,000 shares but greater than 1,400,000 shares, then our Class A Common Stock will hold a voting percentage equal to 40% and our Class B Common Stock will hold a voting percentage equal to the remaining 60%. If the total number of outstanding shares of our Class B Common Stock is less than 1,400,000 shares but greater than 500,000 shares, then our Class A Common Stock will hold a voting percentage equal to 53% and our Class B Common Stock will hold a voting percentage equal to the remaining 47%. If the total number of outstanding shares of our Class B Common Stock is less than 500,000 shares, then each share of our Class A Common Stock and Class B Common Stock will be entitled to one vote on each matter presented to a vote of our shareholders. Each of the above-described share thresholds will be ratably adjusted in connection with any stock split, reverse stock split or similar transaction effected by us.

Under Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group on amendments to our Amended and Restated Articles of Incorporation which require the approval of our shareholders under Florida law and would:

•	effect an exchange or reclassification of all or part of the shares of our Class A Common Stock into shares of another class;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of our Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or part of the shares of our Class A Common Stock;

•	change all or part of the shares of our Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to our Class A Common Stock;

•

increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to our Class A Common Stock;

•	limit or deny an existing preemptive right of all or part of the shares of our Class A Common Stock; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of our Class A Common Stock.

However, if a proposed amendment that would otherwise entitle the holders of our Class A Common Stock to vote as a separate voting group as a result of the amendment having one of the effects described above would affect the holders of our Class B Common Stock or any of our other securities outstanding from time to time in the same or substantially similar way, then the holders of our Class A Common Stock will not be entitled to vote as a separate voting group on the proposed amendment but instead will vote together with the other similarly affected shareholders as a single voting group on the amendment.

Under Florida law, holders of our Class B Common Stock are entitled to vote as a separate voting group on any amendment to our Amended and Restated Articles of Incorporation which require the approval of our shareholders under Florida law and would affect the rights of the holders of our Class B Common Stock in substantially the same manner as described above with respect to our Class A Common Stock. Holders of our Class A Common Stock and Class B Common Stock are each also entitled to vote as a separate voting group on any plan of merger or plan of share exchange that requires the approval of our shareholders under Florida law and contains a provision which, if included in a proposed amendment to our Amended and Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Amended and Restated Articles of Incorporation provide that the approval of the holders of our Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of our Class B Common Stock, other than a stock dividend issued to holders of our Class B Common Stock;

•

a reduction in the number of outstanding shares of our Class B Common Stock, except for any reduction by virtue of a conversion of shares of our Class B Common Stock into shares of our Class A Common Stock or a voluntary disposition to the Company; or

•	any amendments of the voting rights provisions of our Amended and Restated Articles of Incorporation.

Our Amended and Restated Articles of Incorporation do not provide for cumulative voting on the election of directors.

Convertibility of Class B Common Stock

Shares of our Class B Common Stock are convertible, at any time in the holder’s discretion into shares of our Class A Common Stock on a share-for-share basis.

Dividends and Other Distributions; Liquidation Rights

Holders of our Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our Board of Directors out of legally available assets, subject to preferences that may apply to any shares of our preferred stock outstanding from time to time,. Any distribution per share with respect to our Class A Common Stock will be identical to the distribution per share with respect to our Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of our Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of our Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of our Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation, the assets legally available for distribution to our shareholders after payment of liabilities and any liquidation preference of any shares of our preferred stock outstanding from time to time will be distributed ratably among the holders of our Class A Common Stock and Class B Common Stock.

Fully Paid and Non-Assessable

All outstanding shares of our Class A Common Stock and Class B Common Stock are fully paid and non-assessable.

Preemptive or Payment Rights; Redemption of 5% Cumulative Preferred Stock

Our shareholders have no preemptive rights, and there are no sinking fund provisions or redemption provisions relating to any shares of our outstanding capital stock. In addition, our shareholders do not have any subscription or other similar rights to purchase shares of any class of our capital stock.

Additional Shares of Common Stock

We may issue additional authorized shares of our Class A Common Stock or Class B Common Stock as authorized by our Board of Directors from time to time, without shareholder approval, subject to any limitations imposed by the listing standards of the NYSE (or any other national securities exchange on which our Class A Common Stock or Class B Common Stock may be listed).

Stock Exchange Listing

Our Class A Common Stock listed on the NYSE under the symbol “BBX.” Our Class B Common Stock trades on the OTCQX under the symbol “BBXTB.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock and Class B Common Stock.

Preferred Stock

Under our Amended and Restated Articles of Incorporation and as permitted by Florida law, our Board of Directors has the authority to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference, and to fix the number of shares to be included in any such series without any further vote or action by our shareholders, except to the extent required by the listing standards of the NYSE (or any other national securities exchange on which our Class A Common Stock or Class B Common Stock may be listed). Any series of preferred stock so issued may rank senior to our Class A Common Stock and/or Class B Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock, including in a series with voting and/or conversion rights, may have the effect of delaying, deferring or preventing a change in control of the Company without further action by our shareholders and may adversely affect the voting and other rights of the holders of our Class A Common Stock and Class B Common Stock.

Under Florida law, holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Amended and Restated Articles of Incorporation if the amendment would change the par value or, unless our Amended Restated Articles of Incorporation provided otherwise, change the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable Articles of Amendment.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A Common Stock and/or Class B Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of the Company or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A Common Stock or Class B Common Stock.

Certain Anti-Takeover Effects

The terms of our Class A Common Stock and Class B Common Stock make the sale or transfer of control of the Company or the removal of our incumbent directors unlikely without the concurrence of the holders of our Class B Common Stock. Our Amended and Restated Articles of Incorporation and Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation, the authority of our Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock, as discussed above, without the need for any shareholder vote or approval, except to the extent required by the listing standards of the NYSE (or any other national securities exchange on which our Class A Common Stock or Class B Common Stock may be listed), and advance notice procedures to be complied with by our shareholders in order to make shareholder proposals or nominate directors.

In addition, Florida law provides that the voting rights to be accorded “control shares,” as defined below, of a Florida corporation such as the Company that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents or 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the control shares will be granted any voting rights. “Control shares” are defined under Florida law as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities. These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation.

Florida law also provides that, if any person who, together with such person’s affiliates and associates, beneficially owns 10% or more of any voting stock of a corporation (referred to as an “interested person”), is a party to any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation or other business combination requiring shareholder approval under Florida law, such transaction requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested person; provided, that such approval is not required if (i) a majority of the disinterested directors has approved the interested person transaction, (ii) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the date of the transaction’s announcement, (iii) the interested person has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five years preceding the date of the transaction’s announcement, (iv) the interested person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors, (v) the corporation is an investment company registered under the Investment Company Act of 1940, or (vi) the consideration that holders of the stock of the corporation will receive in the transaction meets certain minimum levels determined by a formula under Florida law.

Limitation on Liability and Indemnification of Directors and Officers

Florida law generally provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an unlawful distribution, (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

In addition, Florida law provides that a Florida corporation has the power to (i) indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), because he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors of the corporation, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Indemnification under clause (ii) of the preceding sentence is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Florida law, to the extent that a director, officer, employee or agent of a Florida corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Amended and Restated Articles of Incorporation and Bylaws contain indemnification provisions substantially similar to the above-described provisions of Florida law. In addition, we carry insurance permitted by Florida law for our directors, officers, employees and agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting in such capacities on behalf of the corporation, which acts may include liabilities under the Securities Act.

Exclusive Forum and Fee-Shifting Provisions

Our Bylaws contain an exclusive forum provision which provides that,, unless our Board of Directors consents to the selection of an alternative forum, the Circuit Court located in Broward County, Florida (or, if such Circuit Court does not have jurisdiction, another Circuit Court located within Florida or, if no Circuit Court located within Florida has jurisdiction, the federal district court for the Southern District of Florida) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its shareholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the Florida Business Corporation Act or the Company’s Amended and Restated Articles of Incorporation or Bylaws (in each case, as amended), or (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Florida (each, a “Covered Proceeding”). Pursuant to this provision, if any

Covered Proceeding is filed in a court other than a court located within Florida (a “Foreign Action”) in the name of any shareholder, then such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within Florida in connection with any action brought in any such court to enforce the exclusive forum provision and (ii) having service of process made upon such shareholder in any such enforcement action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

In addition, pursuant to our Bylaws, the Company and its officers, directors and other employees have the right to the extent permitted by applicable law (and unless our Board of Directors consents to the contrary) to reimbursement of all amounts incurred by the Company or its officers, directors or other employees, from any person or entity that initiates or asserts any claim or counterclaim against the Company or any of its officers, directors or other employees, or joins, offers substantial assistance to or has a direct financial interest in any such claim or counterclaim, if such person or entity does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought.